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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated January 29, 2001 relating to the International Flavors & Fragrances Inc. consolidated financial statements, which appears in the 2000 Annual Report to Shareholders of International Flavors & Fragrances Inc., which is incorporated by reference in International Flavors & Fragrances Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 29, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers LLP
New York, New York
September 5, 2001